Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of flyExclusive, Inc. of our report dated April 30, 2024, relating to the consolidated financial statements of flyExclusive, Inc., appearing in the Annual Report on Form 10-K of flyExclusive, Inc. for the year ended December 31, 2023.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
October 15, 2024